Exhibit 2.1
DEL GLOBAL TECHNOLOGIES CORP.

PRINCIPAL SUBSIDIARIES

AS OF AUGUST 2, 2008

Name	Jurisdiction of Incorporation or Organization

Del Medical Imaging Corp.	Delaware

Villa Sistemi Medicali S.p.A	Italy

RFI Corporation	Delaware